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                                                                    Exhibit 11.1

           HOME HEALTH CORPORATION OF AMERICA, INC. AND SUBSIDIARIES

          Computation of Primary and Fully diluted Earnings Per Share for the three and six months ended December 31, 1996

The following calculation is submitted in accordance with the Securities Act of 1934:

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                                                 Three months ended                   Six months ended
                                                 December 31, 1996                    December 31, 1996
                                          ---------------------------------    ----------------------------------
                                             Primary        Fully diluted          Primary        Fully diluted
                                          ------------   -----------------     --------------  ------------------
                                                       (amounts in thousands, except per share data)
Net income.............................         $ 689               $ 689           $ 2,044             $ 2,044
Dividends on preferred stock...........             -                   -                (6)                 (6)
Interest and dividends on
   converted securities,  net of tax...             -                  22                 -                  83
                                          ------------   -----------------     --------------  ------------------
Net income available to common
   stockholders........................         $ 689               $ 711           $ 2,038             $ 2,121
                                          ============   =================     ==============  ==================

Weighted  average number of
   maximum  shares outstanding
   during period.......................         8,377               8,444             8,201               8,234
Weighted  average number of
   maximum  shares  subject to
   exercise under outstanding
      stock  options and warrants,
      net   of   treasury   shares
      assumed repurchased..............           136                 136               148                 148
Shares assumed issued in
      connection with conversion
      of convertible securities,
      as of the beginning of                        -                 152                 -                 302
      period...........................
                                          ------------   -----------------     --------------  ------------------
Weighted  average number of common
      and common equivalent
      shares outstanding...............         8,513               8,732             8,349               8,684
                                          ============   =================     ==============  ==================
Net income per share...................        $ 0.08              $ 0.08            $ 0.24              $ 0.24
                                          ============   =================     ==============  ==================

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